EXHIBIT 1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ARIBA, INC.

FLEET MERGER CORPORATION

and

FREEMARKETS, INC.

Dated as of January 23, 2004

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of January 23, 2004 (this “Agreement”) among ARIBA, INC. a Delaware corporation (“Parent”), FLEET MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FREEMARKETS, INC., a Delaware corporation (the ”Company”).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a two-step business combination transaction pursuant to which (i) Merger Sub will merge with and into the Company (the “Reverse Merger”) and (ii) thereafter the Company will merge with and into Parent (the “Second-Step Merger”), both steps of which will occur as part of a single integrated plan. As used in this Agreement, “Merger” shall mean the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate;

WHEREAS, the Board of Directors of the Company (i) has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement and (ii) has recommended the approval of the Merger and the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval of the issuance of the Parent Common Shares (as defined below) pursuant to the Merger by the stockholders of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (the “Company Voting Agreements”) with Parent in substantially the form attached as Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into voting agreements (the “Parent Voting Agreements”) with the Company in substantially the form attached as Exhibit B hereto;

WHEREAS, as a condition and inducement to Parent’s entering into this Agreement, certain employees of the Company are entering into employment and non-competition agreements with Parent;

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company shall be converted into the right to receive (x) shares of Parent’s authorized Common Stock, par value $.002 per share (“Parent Common Shares”), and (y) cash, at the rates determined in this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 9.03 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), as part of a single integrated plan, Merger Sub shall be merged with and into the Company, and as soon as practicable thereafter, the Company shall be merged with and into Parent. As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent. As a result of the Second-Step Merger, the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving corporation.

SECTION 1.02 Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause (a) the Reverse Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) the Second-Step Merger to be consummated by making all filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing with, and the acceptance by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California 94025 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the effect of the Reverse Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, and, following the Second-Step Merger, all the properties, rights, privileges, powers and franchises of the Surviving Corporation shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

SECTION 1.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except for such changes as may be determined by Parent and except that Article I of the Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Article I of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is FreeMarkets, Inc.,” or such other name as determined by Parent, and following the Second-Step Merger, the Certificate of Incorporation of Parent shall be the Certificate of Incorporation of the surviving corporation of the Second-Step Merger.

(b) At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to such name as is set forth in the Certificate of Incorporation of the Surviving Corporation), and following the Second-Step Merger, the Bylaws of Parent shall be the Bylaws of the surviving corporation of the Second-Step Merger.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The directors of Parent immediately prior to the Second-Step Merger shall be the initial directors of the surviving corporation of the Second-Step Merger, together with those directors appointed pursuant to Section 6.17 hereof, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving corporation of the Second-Step Merger, and the officers of Parent immediately prior to the Second-Step Merger shall be the initial officers of the surviving corporation of the Second-Step Merger, together with those officers appointed pursuant to Section 6.18 hereof, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) Each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted, subject to Section 2.02(e), into the right to receive (x) 2.25 Parent Common Shares (the “Exchange Ratio”) and (y) $2.00 in cash (the “Per Share Cash Consideration”) (collectively, the number of Parent Common Shares equal to the Exchange Ratio and the Per Share Cash Consideration are referred to herein as the “Per Share Merger Consideration”). At the Effective Time, each such Share shall cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, Parent Common Shares and cash in accordance with this Section 2.01(a)(i) and cash for fractional Parent Common Shares in accordance with Section 2.02(e).

(ii) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(iii) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)

(i) If between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

(ii) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio and the Per Share Cash Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

(c) If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (each such share a “Restricted Company Share”), then (i) the cash and Parent Common Shares issued in exchange for such shares of Company Common Stock (the “Restricted Parent Shares”) will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, (ii) the certificates representing such Restricted Parent Shares may accordingly be marked with appropriate legends and (iii) the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement; provided that the repurchase price for each Restricted Parent Share shall equal the repurchase price for the Restricted Company Share divided by the Exchange Ratio. Cash and certificates representing the Restricted Parent Shares shall be held by Parent until such shares and cash are no longer subject to repurchase or forfeiture. Cash dividends on Restricted Parent Shares will be distributed to the holder of such Restricted Parent Shares on whose behalf the Restricted Parent Shares are being held by Parent. Any Parent Common Shares or other equity securities issued or distributed by Parent, including shares issued upon a stock dividend or split, in respect of Restricted Parent Shares (which remain restricted at the time of such distribution) will be subject to the same restrictions and other terms as the Restricted Parent Share with respect to which the distribution is made. Each holder of Restricted Parent Shares will have voting rights with respect to Restricted Parent Shares (and other voting securities) held by Parent on its behalf.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent. Promptly following the Effective Time, Parent shall enter into an agreement (reasonably satisfactory to the Company) with EquiServe, or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”). Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the number of Parent Common Shares issuable pursuant to Section 2.01 and (ii) the amount of cash payable pursuant to Section 2.01 as of the Effective Time and cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto and together with such cash as may be required to make payments in lieu of any fractional shares, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver (x) the Parent Common Shares and cash contemplated to be issued pursuant to Section 2.01 and (y) such cash as may be required to make payments in lieu of any fractional shares out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (and in no event later than two business days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing Parent Common Shares (each as pursuant to Section 2.01) and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) that amount of cash and a certificate representing that number of whole Parent Common Shares that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder) pursuant to Section 2.01 and (y) cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the amount of cash and a certificate representing the number of Parent Common Shares to which such holder is entitled pursuant to Section 2.01, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender that amount of cash and a certificate representing that number of Parent Common Shares to which such holder is entitled pursuant to Section 2.01, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

(c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares entitled to be received upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor (in addition to the Per Share Cash Consideration), without interest, (i) the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

(d) No Further Rights in Company Common Stock. All Parent Common Shares issued and cash paid upon conversion of the Shares in accordance with the terms hereof and any cash paid pursuant to Sections 2.02(c) or (e) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and rounded up to the nearest whole cent) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common Shares have traded ending on (and including) the trading day one day prior to the Effective Time, as reported on The Nasdaq National Market (with such average being calculated using the “simple average” methodology) (the “Parent Market Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the cash and Parent Common Shares to which they are entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Parent Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash and number of Parent Common Shares to which the holder thereof is entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Common Shares to which the holder thereof is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.02(c).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the amount of cash and number of Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04 Company Stock Options.

(a) At the Effective Time, Parent shall assume (i) all options to acquire Company Common Stock (the “Company Stock Options”) outstanding immediately prior to the Effective Time, whether or not exercisable and whether or not vested, under the Company’s 1996 Stock Option Plan (the “1996 Plan”), the Company’s Second Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and the Company’s 2001 Broad Based Equity Incentive Plan (the “Equity Incentive Plan” and together with the 1996 Plan and the Stock Incentive Plan, the “Company Stock Option Plans”), and (ii) each Company Stock Option Plan, and the Company’s repurchase right with respect to any unvested shares acquired by the exercise of Company Stock Options shall be assigned to Parent without any further action on the part of the Company or the holders of such unvested shares. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (A) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Common Shares (rounded down to the nearest whole share) equal to (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Option Exchange Ratio; and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to (x) the exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time divided by (y) the Option Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Option Plans to give effect to the foregoing provisions of this Section 2.04. It is the intention of the parties that each Company Stock Option assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in section 422 of the Code to the extent permitted under section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time. Outstanding purchase rights under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company Purchase Plan or (ii) immediately prior to the Effective Time, and each participant in the Company Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Company Purchase Plan and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive cash and Parent Common Shares in accordance with Section 2.01(a)(i) and cash for fractional Parent Common Shares in accordance with Section 2.02(e). The Company shall cause the Company Purchase Plan to be terminated as of the Effective Time.

For purposes of this Section 2.04, “Option Exchange Ratio” shall mean the quotient of (i) the sum of (A) the Per Share Cash Consideration and (B) the product of the Exchange Ratio and the Parent Market Price, and (ii) the Parent Market Price.

(b) As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall deliver to each person who, immediately prior to the Effective Time, was a holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.04 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Company Stock Options assumed pursuant to this Section 2.04. As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the Parent Common Shares subject to Company Stock Options to the extent permitted by federal securities laws and shall maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all reasonable best efforts to cause the Parent Common Shares subject to Company Stock Options to be listed on The Nasdaq National Market and such exchanges as Parent shall determine.

SECTION 2.05 Reserved.

SECTION 2.06 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have demanded and perfected appraisal rights for such Shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Common Shares and cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the amount of cash, without any interest thereon, and number of Parent Common Shares (and dividends or other distributions pursuant to Section 2.02(c), if any) to which such holder is entitled pursuant to Section 2.01 and cash in lieu of fractional shares, without any interest thereon, to which such holder is entitled pursuant to Section 2.02(e), upon the surrender, in the manner provided in Section 2.02, of the corresponding Certificate.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement that the statements contained in this Article III are true and correct, subject to the exceptions set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section in this Article III where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Section 3.01(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation or organization of each of the Company and each subsidiary of the Company (collectively, the “Company Subsidiaries”). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any changes in or effects on the business of the Company or any Company Subsidiary that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) the ability of the Company to perform its obligations hereunder and consummate the Merger; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any changes affecting the industry in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and the Company Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect the Company and the Company Subsidiaries, taken as a whole, (iii) in and of itself, any change in the market price or trading volume of Company Common Stock, (iv) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action required by this Agreement or to which Parent has given its written consent, (vi) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (vi) shall not be used to excuse a breach of a representation or warranty of the Company contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement) or (vii) any changes or effects resulting from the actions of Parent or the Parent Subsidiaries. With respect to clauses (i) and (ii) of this paragraph (a), in determining whether any change has had a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, such impact shall be considered in the context of the impact incurred on comparable products and services and the businesses directly related thereto. With respect to clauses (iii) and (iv) of this paragraph (a), the term “in and of itself” means that the parties acknowledge that (A) the exception set forth in clauses (iii) and (iv) is not intended to prohibit Parent from claiming that any change, event or condition that causes such changes in the market price or trading volume of Company Common Stock or such failure to meet predictions constitutes a Company Material Adverse Effect, and (B) any, directly or indirectly, related change in the trading price of Company Common Stock on The Nasdaq National Market should not independently be used to judge the materiality of any such change, event or condition.

(b) Neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries in the case of the Company) that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to the date of this Agreement. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement, (i) 42,265,987 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 145,564 shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries and (iv) no shares of Company Preferred Stock are issued and outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all liens, security interests, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company directly owns 100% of the issued and outstanding capital stock, and all options or other rights to acquire such capital stock, of each Company Subsidiary.

(b) The Company has duly reserved 7,000 shares of Company Common Stock for future issuance pursuant to the 1996 Plan, of which options to purchase 7,000 shares of Company Common Stock are outstanding as of the date of this Agreement, 13,154,183 shares of Company Common Stock for future issuance pursuant to the Stock Incentive Plan, of which options to purchase 10,391,746 shares of Company Common Stock are outstanding as of the date of this Agreement, and 2,482,760 shares of Company Common Stock for issuance to employees pursuant to the Equity Incentive Plan, of which options to purchase 2,235,444 shares of Company Common Stock are outstanding as of the date of this Agreement. The Company has provided to Parent a report dated as of December 31, 2003 that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option, (iii) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (iv) the date on which such Company Stock Option was granted, (v) the term of such Company Stock Option; (vi) the vesting schedule for such Company Stock Option; (vii) the vesting commencement date for such Company Stock Option; (viii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (ix) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. Section 3.03 of the Company Disclosure Letter sets forth a list of all Company Stock Options granted after December 31, 2003 through the date of this Agreement. No Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any optionee under any Company Stock Option; (ii) any additional benefits for any optionee under any Company Stock Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any shares of Company Common Stock previously issued upon exercise of a Company Stock Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment. The assumption by Parent of the Company Stock Option Plans and the Company Stock Options in accordance with Section 2.04 hereunder will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence.

(c) The Company has duly reserved 1,400,000 shares of Company Common Stock for future issuance pursuant to the exercise of warrants to acquire Company Common Stock (“Warrants”). Section 3.03(c) of the Company Disclosure Letter sets forth, with respect to each Warrant issued to any person: (i) the name of the holder of such Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Warrant; (iii) the total number of shares of Company Common Stock with respect to which such Warrant is immediately exercisable; (iv) the exercise price per share of Company Common Stock issuable under such Warrant; (v) whether such Warrant is subject to vesting and, if so, the conditions of such vesting; and (vi) the term of such Warrant.

(d) Except (i) for shares of Company Common Stock reserved for issuance under the Company Purchase Plan, the Company Stock Option Plans and pursuant to the exercise of Warrants and (ii) as provided in the Rights Plan (as defined in Section 3.27), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other equity interests. The Company has no stockholders’ rights plan or similar plan in effect other than the Rights Plan. All shares of Company Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option or Warrant has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(e) All of the securities sold or issued by the Company and each Company Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party (i) relating to voting, registration or disposition of any shares of capital stock of the Company or any Company Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or (iii) granting to any person or group of persons information rights.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company’s stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than with respect to approval of the Merger and adoption of this Agreement by the Company’s stockholders by the affirmative vote of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), and the filing and acceptance of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of the Company or any

Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made would not reasonably be expected to be material to the Company or Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits.

SECTION 3.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC or any similar Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect). The most recent balance sheet of the Company contained in the Company SEC Reports as of September 30, 2003 is hereinafter referred to as the “Company Balance Sheet”.

(c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To Company’s knowledge, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Section 3.07(d) of the Company Disclosure Letter lists, and the Company has made available to Parent, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

SECTION 3.08 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, and (b) liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Company Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2002, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any:

(a) Company Material Adverse Effect;

(b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c) sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any sale, pledge, lease, license, disposition, grant or encumbrance, of any material assets of the Company or any Company Subsidiary, including, without limitation, any Intellectual Property (as defined below) of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(d) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

(e) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary;

(f) acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $2,000,000;

(g) incurrence of any indebtedness for borrowed money or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any person, or any loans or advances made, except for (i) indebtedness incurred in the ordinary course of business and consistent with past practice and (ii) other indebtedness with a maturity of not more than one year in a principal amount not, in the case of both (i) and (ii) in the aggregate, in excess of $1,000,000;

(h) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans;

(i) increase in, or agreement to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to its officers or employees, except for increases in accordance with past practices, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) that may be required by law;

(j) action to make or change any material Tax (as defined in Section 3.16 below) or material accounting election, change any annual accounting period, adopt or change any accounting method (other than as required by GAAP), file any amended Tax Return (as defined in Section 3.16 below) which amends the Tax Return in any material respect, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability, in any material respect, of the Company or any Company Subsidiary or Parent;

(k) action taken, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(l) acceleration (or grant of any right to acceleration, whether or not contingent), amendment or change in the period of exercisability or the vesting schedule of restricted stock or options granted under any option plan, employee stock plan or agreements or authorization of cash payments in exchange for any Company Stock Options granted under any of such plans, except as specifically required by the terms of such plans or any such agreements or any related agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(m) (i) sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant of any license with respect to any Company Intellectual Property, other than license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business, (iii) development, creation or invention of any Intellectual Property jointly with any third party, or (iv) disclosure, or authorization for disclosure, of any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

(n) any authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.09.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (“Legal Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) would reasonably be expected to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award in excess of $500,000 or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. None of the Company, the Company Subsidiaries, or the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator. As of the date of this Agreement, neither the Company nor any Company Subsidiary has commenced, with the assistance of external legal counsel, actions that are reasonably likely to result in the Company or any Company Subsidiary initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Company Subsidiary against any third party.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Letter lists (i) all employee benefit plans (as defined in section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, retiree medical or life insurance, disability, supplemental retirement, employment, severance, termination pay or other benefit plans, programs or arrangements, including (without limitation) any arrangements that contain change of control or vesting acceleration provisions, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee or former employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (collectively, the “Company Benefit Plans”).

(b) Each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and will furnish to Parent upon request a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, if such plan is intended to qualify under Section 401 of the Code, (v) any actuarial report and financial statement in connection with each such Company Benefit Plan for the three most recent plan years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan and (vii) each form of notice of grant or stock option agreement used to document Company Stock Options. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each of the Company Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) None of the Company Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under section 280G of the Code. No amounts payable under the Company Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of sections 280G (as determined without regard to section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan, (ii) increase any benefits otherwise payable or other obligations under any Company Benefit Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or (iv) affect in any material respects any Company Benefit Plan’s current treatment under any Laws including any tax or social contribution law. No Company Benefit Plan provides or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company Subsidiary has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(e) Each Company Benefit Plan is now and always has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, the Family Medical Leave Act of 1993, as

amended (“FMLA”), and the Code. The Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or tax with respect to any Company Benefit Plan under section 402(i) of ERISA or sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued as of or after the Effective Time, without material liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any Company Subsidiary nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the healthcare continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f) Each Company Benefit Plan intended to qualify under section 401(a) or section 401(k) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.

(g) Neither the Company nor any Company Subsidiary or ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists which could give rise to any such liability.

(h) Neither the Company nor any Subsidiary has, since January 1, 1998, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including, without limitation, any multiemployer plan, as defined in section 3(37) of ERISA. All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

(i) (A) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary or in the Company’s or any Company Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company after reasonable due inquiry, threatened between the Company or any Company Subsidiary and any of its employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (C) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or; (D) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary; (E) the Company and each Company Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (F) the Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (G) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary; (H) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (I) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any Company Subsidiary; and (J) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity with respect to the Company or any Company Subsidiary.

(j) Section 3.11(j) of the Company Disclosure Letter accurately sets forth the name and title of each employee of the Company with the title of vice president or higher.

SECTION 3.12 Contracts. Neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

(a) employment, consulting, termination or severance agreement, contract or commitment with any officer or other employee with the title of vice president or higher or any member of the Company’s Board of Directors;

(b) agreement, contract or commitment that restricts or purports to restrict the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights, in any market, field or territory;

(c) agreement, contract or commitment (i) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets not in the ordinary course of business, (ii) relating to the acquisition by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries) that is material to the Company’s business as currently conducted;

(d) joint venture, stockholder, partnership or other agreement relating to any equity ownership or profit interest;

(e) distributor, reseller or dealer agreement for the Company’s products or services;

(f) contract relating to any outstanding commitment for capital expenditures in excess of $500,000;

(g) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $250,000;

(h) off-balance sheet arrangement (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act);

(i) contractual obligation (as defined in Item 303(a)(5)(ii) of Regulation S-K) of the Company or any Company Subsidiary that involves or would reasonably be expected to involve payments of more than $200,000 over the term of the contract;

(j) contract providing for an “earn-out” or other contingent payment by the Company or any Company Subsidiary that involves or would reasonably be expected to involve more than $300,000 over the term of the contract;

(k) contract providing for the indemnification of any officer, director, employee or independent contractor of the Company;

(l) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person;

(m) other than customer contracts entered into in the ordinary course of business, other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted; or

(n) customer contract that involves or would reasonably be expected to involve payments of more than $1,000,000 during calendar year 2004.

Neither the Company nor any Company Subsidiary, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach or violation of or default under in any material respect (nor does there exist any condition which with the passage of time or giving of notice or both would result in such a material breach, violation or default), and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (m) above or (B) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a “Company Contract”). Each Company Contract is valid and binding in all material respects on the Company or Company Subsidiary and, to the knowledge of the Company, on the other parties thereto and is in full force and effect except to the extent they have previously expired in accordance with their terms. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement, including the consummation of the transactions contemplated hereunder, will not, (x) permit any other party to any Company Contract to cancel or terminate such Company Contract or trigger, accelerate or change any rights or obligations under such Company Contract or constitute a breach, violation or default by the Company or any Company Subsidiary under such Company Contract or (y) result in the release, disclosure or delivery to any third party of any Company Intellectual Property. The Company has delivered or made available to Parent accurate and complete copies of all Company Contracts, including all amendments thereto.

SECTION 3.13 Environmental Matters.

(a) The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) hold all material Environmental Permits (as defined below) and (iii) are in compliance in all material respects with their respective Environmental Permits.

(b) Neither the Company nor any of the Company Subsidiaries has released, and to their knowledge no other person has released, Hazardous Materials (as defined below) in any amount that could reasonably be required to be remediated under applicable Environmental Laws (as defined below) on any real property owned or leased by the Company or the Company Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below), or any similar Law of any state, locality or any other jurisdiction.

(d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(e) None of the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Title to Properties; Absence of Liens and Encumbrances.

(a) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.14(a) of the Company Disclosure Letter lists all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and, to the Company’s knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim.

(b) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its material tangible personal property, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) except for Liens (i) imposed by Law in respect of obligations not yet due that are owed in respect of taxes or which otherwise are owed to carriers, warehouse persons or laborers, (ii) reflected in the financial statements contained in the Company SEC Reports and (iii) which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

SECTION 3.15 Intellectual Property.

(a) The Company and the Company Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) relevant to their respective businesses as currently conducted, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Company Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 3.15(a) are made only to the Company’s and the Company Subsidiaries’ knowledge.

(b) Since December 31, 2002 and prior to the date of this Agreement, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of Company Intellectual Property (as defined below), in whole or in part, except for such sales, assignments, leases, terminations, abandonments, transfers, authorizations to encumber or dispose of or grants of security interests that would not reasonably be expected to have a Company Material Adverse Effect.

(c) “Intellectual Property” means (i) names, trade and service marks, logos, domains, URLs, addresses and other designations (“Marks”); inventions (whether or not patentable); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; methods; processes; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto. “Company Intellectual Property” means all Intellectual Property that is used, exercised, or exploited (“Used”) in or necessary for any business of the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality of trade secrets or other confidential and proprietary know-how, ideas and information Used or necessary for any business of the Company or any Company Subsidiary (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements.

(e) Each current and former employee and contractor (if such contractor has provided development services) of the Company or any Company Subsidiary has executed and delivered (and to the Company’s and the Company Subsidiaries’ knowledge, is in compliance with) an agreement (A) (i) in the case of any employee that has been designated by the Company with a “Band 7” or higher designation, or “manager” or higher designation, or any employee in a product development or product management group that has been designated by the Company as “Band 4” or higher, in substantially the form of the Company’s standard Non-Competition and Confidentiality Agreement, (ii) in the case of any other employee, in substantially the form of the Company’s standard Confidentiality Agreement, or (iii) or in the case of a contractor providing development services, in substantially the form of the Company’s standard Consulting Agreement and (B) providing valid written assignments to the Company or such Company Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Company Subsidiary by operation of Law) where the failure to provide such assignments could reasonably be expected to have a Company Material Adverse Effect.

(f) Since December 31, 2002, none of the Company or any of the Company Subsidiaries has received any communication alleging or suggesting that or questioning whether the Company or any Company Subsidiary has been or may be engaged in, liable for or contributing to any infringement of any third party Intellectual Property that would have a Company Material Adverse Effect, nor does the Company or any Company Subsidiary have any reason to expect that any such communication will be forthcoming.

(g) None of the Company or the Company Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, judgment, decree, order or otherwise (an “Employee Obligation”) that would reasonably be expected to interfere with or conflict with any of the businesses of the Company and the Company Subsidiaries as currently conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as currently conducted, will, to the Company’s or any Company Subsidiary’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. To each of the Company’s and the Company Subsidiaries’ knowledge, none of the Company or any of the Company Subsidiaries is Using, and it will not be necessary to Use, (i) any Intellectual Property of any of their past or present employees or contractors made prior to or outside the scope of their employment by the Company or such Company Subsidiary or (ii) any trade secrets of any former employer of any such person. There is, to the knowledge of the Company and the Company Subsidiaries, no unauthorized Use, disclosure, or infringement of any Company Intellectual Property by any employee or former employee or former consultant of the Company or any of the Company Subsidiaries.

SECTION 3.16 Taxes.

(a) All material Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. Except to the extent that an appropriate reserve for Taxes has been established on the Company Financial Statements, all information included on such Tax Returns is correct and complete. The Company Financial Statements contained in the Company SEC Reports fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Company Balance Sheet. All information set forth in the notes to the Company Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be so withheld and paid. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term “the Company” means the Company and any entity included in, or required under GAAP to be included in, any of the Company Financial Statements.

SECTION 3.17 Status as a Reorganization. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction (as defined in Section 6.21) from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both). The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both).

SECTION 3.18 Interested Party Transactions. No director, officer or other affiliate of the Company (or any member of the immediate family of any of the foregoing persons) has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract included in Section 3.12 of the Company Disclosure Letter; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.18. The Company and the Company Subsidiaries have not, since September 30, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies. No officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

SECTION 3.19 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 3.20 Board Approval; Vote Required.

(a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement.

(b) The only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and the other transactions contemplated by this Agreement is the Company Stockholder Approval.

SECTION 3.21 State Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement and the Company Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to this Agreement, the Company Voting Agreements, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.22 Opinion of Financial Advisor. The Company has received the written opinion of Goldman Sachs & Co. (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

SECTION 3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a true and complete copy of the agreement pursuant to which the Company Financial Advisor is entitled to fees and expenses in connection with the transactions contemplated by this Agreement.

SECTION 3.24 Customers. No customer that individually accounted for more than two percent (2%) of the Company’s consolidated gross revenues during the calendar year ended December 31, 2003 has, during the calendar year ended December 31, 2003, canceled or otherwise terminated, or made any written threat to the Company or any Company Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or decreased materially its usage of the services or products of the Company or such Company Subsidiary.

SECTION 3.25 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

SECTION 3.26 No Illegal Payments Neither the Company nor any Company Subsidiary, nor any director, officer, agent employee or other person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary, nor any current director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.27 Rights Plan. That certain Stockholder Rights Plan dated March 7, 2003, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Plan”) has been amended (a copy of which amendment has been provided to Parent prior to the date hereof) so that entering into this Agreement and the Company Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any person to exercise any Company Rights under the Rights Plan, (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to the Rights Plan. No Distribution Date, Stock Acquisition Date, Triggering Event (as such terms are defined in the Rights Plan) or similar event has occurred or will occur by reason of (a) the adoption, approval, execution or delivery of this Agreement and the Company Voting Agreements, (b) the public announcement of such adoption, approval, execution or delivery or (c) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.28 No Misstatements. No representation or warranty made by the Company or any Company Subsidiary in this Agreement, the Company Disclosure Letter or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, any material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has disclosed to Parent all material information relating to the business of the Company or any Company Subsidiary or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section in this Article IV where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Section 4.01(a) of the Parent Disclosure Letter sets forth the jurisdiction of incorporation of Parent and each subsidiary of Parent (the “Parent Subsidiaries”). Each of Parent and the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any changes in or effects on the business of Parent or any Parent Subsidiary that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (B) the ability of Parent to perform its obligations hereunder and consummate the Merger; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any changes affecting the industry in which Parent and the Parent Subsidiaries operate that do not have a disproportionate impact in any material respect on the Parent and the Parent Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect Parent and the Parent Subsidiaries, taken as a whole, (iii) in and of itself, any change in the market price or trading volume of Parent Common Shares, (iv) in and of itself, a failure by Parent to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action required by this Agreement or to which the Company has given its written consent, (vi) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (vi) shall not be used to excuse a breach of a representation or warranty of Parent or Merger Sub contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement) or (vii) any changes or effects resulting from the actions of the Company or the Company Subsidiaries. With respect to clauses (i) and (ii) of this paragraph (a), in determining whether any change has had a disproportionate impact on the Parent and the Parent Subsidiaries, taken as a whole, such impact shall be considered in the context of the impact incurred on comparable products and services and the businesses directly related thereto. With respect to clauses (iii) and (iv) of this paragraph (a), the term “in and of itself” means that the parties acknowledge that (A) the exception set forth in clauses (iii) and (iv) is not intended to prohibit the Company from claiming that any change, event or condition that causes such changes in the market price or trading volume of Parent Common Shares or such failure to meet predictions constitutes a Parent Material Adverse Effect, and (B) any, directly or indirectly, related change in the trading price of Parent Common Shares on The Nasdaq National Market should not independently be used to judge the materiality of any such change, event or condition.

(b) Neither Parent nor any Parent Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Parent Subsidiaries in the case of Parent) that is or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to the date of this Agreement. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 1,500,000,000 Parent Common Shares, and (ii) 20,000,000 shares of preferred stock, par value $0.002 per share (the “Parent Preferred Shares”).

(b) As of January 22, 2004, (i) 279,694,467 Parent Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no Parent Common Shares are held in the treasury of Parent or by Parent Subsidiaries, (iii) an aggregate of 77,786,284 Parent Common Shares are reserved for issuance pursuant to Parent’s 1996 Stock Plan, 1999 Equity Incentive Plan, 1999 Directors’ Stock Option Plan, Trading Dynamics 1998 Stock Plan, Trading Dynamics 1999 Stock Plan, Tradex Technologies, Inc. 1997 Employee Stock Option Plan, Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan and SupplierMarket 1999 Stock Option Plan (collectively, the “Parent Stock Option Plans”), of which an aggregate of 46,811,912 shares are subject to outstanding, unexercised options, (iv) 28,000,000 Parent Common Shares are reserved for issuance pursuant to Parent’s 1999 Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the “Parent Purchase Plans”), of which 19,567,856 shares are available for issuance, (v) 471,429 Parent Common Shares are reserved for issuance pursuant to the exercise of warrants listed in Section 4.03(b) of the Parent Disclosure Letter (the “Parent Warrants”) and (vi) no Parent Preferred Shares were issued or outstanding.

(c) Except for (i) options granted pursuant to the Parent Stock Option Plans, (ii) Parent Common Shares issuable upon exercise of the Parent Warrants and (iii) Parent Common Shares reserved for issuance under the Parent Purchase Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or conditionally or absolutely obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital stock or other equity interest of Parent or any Parent Subsidiary. Each outstanding share of capital stock or other equity interest of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent. The Parent Common Shares to be issued pursuant to the Merger in accordance with Section 2.01(a)(i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent’s Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

(e) All of the securities sold or issued by Parent and each Parent Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party (i) relating to voting, registration or disposition of any shares of capital stock of Parent or any Parent Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of Parent or any Parent Subsidiary; or (iii) granting to any person or group of persons information rights.

SECTION 4.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Parent Share Issuance Stockholder Approval (as defined in Section 4.11 below), to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this

Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than the Parent Share Issuance Stockholder Approval (as defined in Section 4.11 below) and the filing and acceptance of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any asset of Parent or any Parent Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the HSR Act, any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, and as set forth in Section 4.05(b) of the Parent Disclosure Letter and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications which if not obtained or made would not reasonably be expected to be material to the Company or Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.06 Permits; Compliance.

(a) Each of Parent and the Parent Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any such Parent Permit would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither Parent nor any of the Parent Subsidiaries is in conflict in any material respect with, or in default or violation in any material respect of any Law applicable to Parent or the Parent Subsidiaries or by which any material property or asset of Parent or the Parent Subsidiaries is bound or affected.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2001 (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Parent SEC Report complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC or any similar Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect). The most recent balance sheet of Parent contained in the Parent SEC Reports as of September 30, 2003 is hereinafter referred to as the “Parent Balance Sheet.”

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Parent has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To Parent’s knowledge, (i) such disclosure controls and procedures are effective to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to Parent’s senior management by others within those entities, particularly during the period when Parent’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Section 4.07(d) of the Parent Disclosure Letter lists, and Parent has made available to the Company, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Neither Parent nor any of Parent’s current or former officers or directors are the subject of an SEC investigation or enforcement action.

SECTION 4.08 Tax Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction (as defined in Section 6.21) from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both). Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent the Alternative Double Merger Transaction (as defined in Section 6.21) from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both).

SECTION 4.09 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.10 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated “Morgan Stanley”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.11 Board Approval; Vote Required.

(a) The Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) approved this Agreement and the Merger and (ii) recommended that the stockholders of Parent approve the issuance of Parent Common Shares in connection with the Merger.

(b) The affirmative vote at the Parent Stockholders’ Meeting (as defined in Section 6.01(a) below) of a majority of the total votes cast in person or by proxy on the proposal to approve the issuance of Parent Common Shares pursuant to the Merger (the “Parent Share Issuance Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the transactions contemplated by this Agreement.

SECTION 4.12 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Parent Balance Sheet, or in the notes thereto, and (b) liabilities incurred in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect, since the date of the Parent Balance Sheet, Parent has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

SECTION 4.13 Absence of Certain Changes or Events. Since December 31, 2002, there has not been any:

(a) Parent Material Adverse Effect;

(b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent or any Parent Subsidiary;

(c) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of Parent;

(d) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of Parent or any Parent Subsidiary; or

(e) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Parent Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans.

SECTION 4.14 Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Neither Parent nor any Parent Subsidiary nor any material property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator that in any case would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.15 Environmental Matters.

(a) Parent and the Parent Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws, (ii) hold all material Environmental Permits and (iii) are in compliance in all material respects with their respective Environmental Permits.

(b) Neither Parent nor any Parent Subsidiary has released, and to their knowledge no other person has released, Hazardous Materials in any amount that could reasonably be required to be remediated under applicable Environmental Laws on any real property owned or leased by Parent or the Parent Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by Parent or the Parent Subsidiaries.

(c) Neither Parent nor any Parent Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA, or any similar Law of any state, locality or any other jurisdiction.

(d) Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(e) None of the real property currently or formerly owned or leased by the Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

SECTION 4.16 Intellectual Property.

(a) Parent and the Parent Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Parent Intellectual Property (as defined below) relevant to their respective businesses as currently conducted, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 4.16(a) are made only to Parent’s and the Parent Subsidiaries’ knowledge.

(b) Since December 31, 2002 and prior to the date of this Agreement, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of Parent Intellectual Property (as defined below), in whole or in part, except for such sales, assignments, leases, terminations, abandonments, transfers, authorizations to encumber or dispose of or grants of security interests that would not reasonably be expected to have a Parent Material Adverse Effect.

(c) “Parent Intellectual Property” means all Intellectual Property that is Used in or necessary for any business of Parent or any Parent Subsidiary.

(d) Parent and the Parent Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality of trade secrets or other confidential and proprietary know-how, ideas and information Used or necessary for any business of Parent or any Parent Subsidiary (“Parent Confidential Information”). All use by and disclosure to employees or others of Parent Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements.

(e) Each current and former employee and contractor of Parent or any Parent Subsidiary has executed and delivered (and to Parent’s and the Parent Subsidiaries’ knowledge, is in compliance with) an agreement (i) in substantially the form of Parent’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor) and (ii) providing valid written assignments to Parent or such Parent Subsidiary of all title and rights to any Parent Intellectual Property conceived or developed thereunder but not already owned by Parent or a Parent Subsidiary by operation of Law).

(f) Since December 31, 2002, none of Parent or any of the Parent Subsidiaries has received any communication alleging or suggesting that or questioning whether Parent or any Parent Subsidiary has been or may be engaged in, liable for or contributing to any infringement of any third party Intellectual Property that would have a Parent Material Adverse Effect, nor does Parent or any Parent Subsidiary have any reason to expect that any such communication will be forthcoming.

(g) None of Parent or the Parent Subsidiaries is aware that any of its employees or contractors is obligated under any Employee Obligation that would reasonably be expected to interfere with or conflict with any of the businesses of Parent and the Parent Subsidiaries as currently conducted. Neither the execution nor delivery of this Agreement nor the conduct of Parent’s business as currently conducted, will, to Parent’s or any Parent Subsidiary’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. To each of Parent’s and the Parent Subsidiaries’ knowledge, none of Parent or any of the Parent Subsidiaries is Using, and it will not be necessary to Use, (i) any Intellectual Property of any of their past or present employees or contractors made prior to or outside the scope of their employment by Parent or such Parent Subsidiary or (ii) any trade secrets of any former employer of any such person. There is, to the knowledge of Parent and the Parent Subsidiaries, no unauthorized Use, disclosure, or infringement of any Parent Intellectual Property by any employee or former employee or former consultant of Parent or any of the Parent Subsidiaries.

SECTION 4.17 Financing. Parent possesses and will possess sufficient cash funds to pay all required cash amounts to the Company’s stockholders pursuant to Article II of this Agreement.

SECTION 4.18 Taxes.

(a) All material Tax Returns have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. Except to the extent that an appropriate reserve for Taxes has been established on the Parent Financial Statements, all information included on such Tax Returns is correct and complete. The Parent Financial Statements contained in the Parent SEC Reports fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the date of the Parent Balance Sheet. All information set forth in the notes to the Parent Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Parent Balance Sheet has been incurred by Parent other than in the ordinary course of business and adequate provision has been made by Parent for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) Parent has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be so withheld and paid. Parent (or any member of any affiliated or combined group of which Parent has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Parent) investigation now pending or threatened against or with respect to Parent in respect of any Tax or assessment. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent. Parent has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code. There is no agreement, contract or arrangement to which Parent is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of sections 280G (as determined without regard to section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Parent is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than Parent nor does Parent owe any amount under any such agreement. Parent is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Parent has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. Parent has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) As used in this Section 4.18, the term “Parent” means Parent and any entity included in, or required under GAAP to be included in, any of the Parent Financial Statements.

SECTION 4.19 Opinion of Financial Advisor. Parent’s Board of Directors has received the written opinion of Morgan Stanley, dated as of the date of this Agreement, to the effect that as of the date of this Agreement, the Per Share Merger Consideration to be paid by Parent is fair to Parent from a financial point of view, a copy of which opinion will be delivered to the Company promptly after the date of this Agreement.

SECTION 4.20 Title to Properties; Absence of Liens and Encumbrances.

(a) Neither Parent nor any of the Parent Subsidiaries owns any real property. Section 4.20(a) of the Parent Disclosure Letter lists all real property leases to which Parent or any Parent Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and, to Parent’s knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim.

(b) Each of Parent and the Parent Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its material tangible personal property, used or held for use in its business, free and clear of any Liens except for Liens (i) imposed by Law in respect of obligations not yet due that are owed in respect of taxes or which otherwise are owed to carriers, warehouse persons or laborers, (ii) reflected in the financial statements contained in the Parent SEC Reports and (iii) which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

SECTION 4.21 Insurance. Parent has provided or made available to the Company true, correct and complete copies of all policies of insurance to which each of Parent and the Parent Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Parent is otherwise in compliance in all material respects with the terms of such policies. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 4.22 Employee Benefits Plans. All Parent employee benefit plans (as defined in section 3(3) of ERISA) (collectively, “Parent Employee Benefit Plans”) comply in all material respects with the requirements of all applicable Laws, regulations and rules promulgated thereunder, including, without limitation, ERISA, COBRA, FMLA and the Code. Parent and the Parent Subsidiaries have performed in all material respects all material obligations required to be performed by them under, are not in material default under or in material violation of, and have no knowledge of any material default or material violation by any party to, any Parent Employee Benefit Plans. No material action, claim or proceeding is pending or, to the knowledge of Parent, threatened with respect to any Parent Employee Benefit Plans (other than claims for benefits in the ordinary course).

SECTION 4.23 Interested Party Transactions. No director, officer or other affiliate of Parent (or any member of the immediate family of any of the foregoing persons) has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that Parent or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, Parent or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract included in the Parent Disclosure Letter; or (iv) any contractual or other arrangement with Parent or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23. Parent and the Parent Subsidiaries have not, since September 30, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by Parent or any of the Parent Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies. No officer or director of Parent or any Parent Subsidiary has asserted any claim, charge, action or cause of action against Parent or any Parent Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

SECTION 4.24 No Illegal Payments. Neither Parent nor any Parent Subsidiary, nor any director, officer, agent employee or other person acting on behalf of Parent or any Parent Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent nor any Parent Subsidiary, nor any current director, officer, agent, employee or other person acting on behalf of Parent or any Parent Subsidiary has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.25 No Misstatements. No representation or warranty made by Parent, Merger Sub or any Parent Subsidiary in this Agreement, the Parent Disclosure Letter or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, any material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Parent has disclosed to the Company all material information relating to the business of Parent, Merger Sub or any Parent Subsidiary or the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

(1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(2) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other persons with which the Company or any Company Subsidiary has business relations; provided that the inability of the Company to maintain any such relationships following the use of commercially reasonable efforts as a result of the announcement or pendency of the Merger shall not be deemed a breach of this Section 5.01(2).

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (provided, however, that with respect to paragraphs (c), (g), (h), (i), (j) and (n), such consent shall not be unreasonably withheld or delayed):

(a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plans or pursuant to the Company Purchase Plan, (ii) the issuance of shares of Company Common Stock upon the exercise of Warrants outstanding on the date of this Agreement or (iii) the grant of options to purchase up to 500,000 shares of Company Common Stock in the aggregate, with each such grant to any individual optionee, to officers, employees and consultants in the ordinary course of business consistent with past practice, in each case at an exercise price equal to the then fair market value of a Share, provided that no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement (other than any options issued pursuant to existing agreements that expressly provide for the issuance of options upon such terms) whether or not in connection with any other event, including termination of employment, and provided further that no such options may be granted to senior vice-presidents or other executive officers;

(b) amend or change the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c) sell, pledge, lease, license, dispose of, grant, encumber or authorize for any sale, pledge, lease, license, disposition, grant or encumbrance, any material assets of the Company or any Company Subsidiary, including, without limitation, any Intellectual Property of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(d) authorize, declare, set aside, or make a dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary (other than pursuant to the repurchase of shares of Company Common Stock at cost from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the termination of employment or service);

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in or any assets of any corporation, partnership, other business organization or any division thereof;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances, except for (i) indebtedness incurred in the ordinary course of business and consistent with past practice and (ii) other indebtedness with a maturity of not more than one year in a principal amount not, in the case of both (i) and (ii) in the aggregate, in excess of $100,000;

(h) other than contracts or agreements entered into in the ordinary course of business, enter into contracts or agreements requiring the payment, or calling for the receipt of payment, of consideration in excess of $100,000 in the aggregate, or modify, amend or terminate any such existing contract or agreement;

(i) make or authorize any capital expenditures in excess of $100,000 in the aggregate, other than capital expenditures reflected in the Company’s capital expenditure budget for the 2004 fiscal year (which capital expenditures may be made or authorized in amounts of $500,000 or less);

(j) waive any stock repurchase rights or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans, except as specifically required by the terms of such plans or any agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(k) increase, or agree to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to the Company’s officers or employees, except for increases in accordance with past practices, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or hire any individual for a vice-president or other executive officer position, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of ERISA that may be required by law;

(l) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any material accounting method, file any amended Tax Return involving any material amount of Taxes, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability in any material respect of the Company or any Company Subsidiary or Parent;

(m) take any action, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(n) initiate or settle any Legal Proceeding;

(o) (i) sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than in the ordinary course of business (ii) grant any license with respect to any Company Intellectual Property, other than the license of Company software in the ordinary course of business, (iii) other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

(p) agree in writing or otherwise to take any of the actions described in Section 5.01(a) through (o) above.

SECTION 5.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing, Parent shall not:

(a) declare, set aside or pay any dividends on or make any other distributions in cash in respect of any capital stock;

(b) cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement, that would have an adverse effect on the rights of the holders of Parent Common Shares (including Parent Common Shares to be issued in the Merger);

(c) acquire or agree to acquire any equity interest in, or all or any portion of the assets of, any business, corporation, partnership, association or other business entity that would reasonably be expected to result in a material delay of the consummation of the Merger, or acquire or agree to acquire any material real property (provided, however, that with respect to any acquisition of, or agreement to acquire, any material real property, such consent shall not be unreasonably withheld or delayed);

(d) issue or agree to issue Parent Common Shares or any other security of Parent if such issuance would require a vote of the stockholders of Parent;

(e) other than the Parent Reverse Stock Split (defined in Section 6.01), propose any amendments to Parent’s Certificate of Incorporation or Bylaws (or similar governing instruments of any of the Parent Subsidiaries) that would require a vote of the stockholders of Parent; or

(f) agree in writing or otherwise to take any of the actions described in Section 5.02(a) through (e) above.

SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by Merger Sub) to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by Merger Sub) in any material respect and (b) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it (and in the case of Parent, by Merger Sub) hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Company, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder to Parent or the Company, as the case may be.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) relating to the respective meetings of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval of the Merger and adoption of this Agreement and of the Parent stockholders (the “Parent Stockholders’ Meeting”) to be held to obtain (x) the Parent Share Issuance Stockholder Approval and (y) the approval of the stockholders of Parent to adopt an amendment to Parent’s Certificate of Incorporation to effect a reverse split of the Parent Common Shares, in a ratio of either 1-for-5 or 1-for-6 (any such split, the “Parent Reverse Stock Split”), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the ”Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Registration Statement, Parent shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to their respective stockholders.

(b) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the stockholders of the Company to vote in favor of the adoption of this Agreement and, subject to paragraph (c) of this Section 6.01, neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders adopt this Agreement; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to the stockholders of the Company under applicable law. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

(c) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger if (i) a Superior Proposal (as defined in Section 6.05 below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent as promptly as practicable (and, in any event, within one business day) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal (a “Notice of Superior Proposal”), (iii) Parent shall not have, within three business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that the Company’s Board of Directors determines in its good faith judgment to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Company’s Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.05 or this Section 6.01(c). The Company shall use its commercially reasonable efforts to provide Parent with at least two business days’ notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Competing Transaction (as defined in Section 6.05 below).

(d) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of approving (i) the issuance of the Parent Common Shares pursuant to the Merger and (ii) the Parent Reverse Stock Split and neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the unanimous recommendation of the Board of Directors of Parent that the stockholders of Parent vote in favor of and approve the issuance of the Parent Common Shares pursuant to the Merger; provided, however, that the foregoing shall not prohibit the Board of Directors of Parent from fulfilling its duty of candor or disclosure to the stockholders of Parent under applicable law. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if such recommendation shall no longer be unanimous.

(e) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(f) The information supplied by Parent for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, (v) the time of the Parent Stockholders’ Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(g) The information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, (v) the time of the Parent Stockholders’ Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02 Company Stockholders’ Meeting. The Company shall (i) call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, (ii) use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) in any event hold such Company Stockholders’ Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

SECTION 6.03 Parent Stockholders’ Meeting. Parent shall (i) call and hold the Parent Stockholders’ Meeting as promptly as practicable for the purpose of voting upon (A) the issuance of Parent Common Shares pursuant to the Merger and (B) the Parent Reverse Stock Split, (ii) use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) in any event hold such Parent Stockholders’ Meeting within 45 days after the date on which the

Registration Statement becomes effective. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the issuance of Parent Common Shares pursuant to the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

SECTION 6.04 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as the other party or its Representatives may reasonably request; provided that neither party shall be required to furnish any information about any Legal Proceeding that is pending, or to the knowledge of such party threatened, against such party or any subsidiary or property or asset of such subsidiary if in the reasonable judgment of such party after consulting with its outside counsel, furnishing such information would reasonably be expected to prejudice materially the rights of such party, its subsidiaries, officers, directors or affiliates in such Legal Proceeding or any related Legal Proceeding.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement dated October 15, 2003 (the “Non-Disclosure Agreement”), between the Company and Parent. All information obtained by the parties pursuant to (a) above shall be subject to the Non-Disclosure Agreement.

(c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

SECTION 6.05 No Solicitation of Transactions.

(a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in paragraph (b) of this Section 6.05), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. The Company shall promptly notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and the Company shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 6.05, the Company’s Board of Directors may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction only if the Company’s Board of Directors has (i) reasonably concluded after consultation with its financial advisor that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such person at least one business day prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has breached this Section 6.05(a); provided further, however, that the Company’s Board of Directors shall furnish to Parent all information provided to the person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

(b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or an offer to purchase directly from the Company, 15% or more of the outstanding voting securities of the Company; or (iv) any solicitation in opposition to adoption by the Company’s stockholders of this Agreement.

(c) A “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole (i) that is not attributable to a material breach by the Company of Section 6.05(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith reasonable judgment (after consultation with the Company’s financial advisor), to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer or proposal committed or likely, in the reasonable good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisor), to be obtained by such third party on a timely basis.

(d) Prior to the Company Stockholder Approval, but only after payment by the Company to Parent of the Termination Fee as set forth in Section 8.05(b), the Company’s Board of Directors may terminate this Agreement and recommend a Superior Proposal, if it so chooses, provided that that Company shall have provided Parent two business days’ prior written notice that the Company is prepared to accept a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal and provided further the Company shall not have breached (other than inadvertent immaterial breaches) any of the provisions of this Section 6.05.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

SECTION 6.06 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director exculpation set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

(b) After the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and as required by any indemnification agreements of the Company (as each is in effect on the date hereof), indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person that served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Nothing contained herein shall make Parent, Merger Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for any of the foregoing, nor shall this Section 6.06 relieve the obligations of any insurer in respect thereto. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Parent and the Surviving Corporation shall advance or pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including with respect to the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.06(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance; provided further that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be obtained as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the current annual premium paid by the Company for such insurance.

(d) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.06.

SECTION 6.07 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.08 Affiliates Agreements. As promptly as practicable, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, an “affiliate” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit C (an ”Affiliate Agreement”), executed by each of the affiliates of the Company identified in the foregoing letter and any person who shall, to the knowledge of the Company, have become an affiliate of the Company subsequent to the delivery of such list. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Shares to be received by any such affiliate, and to issue stop transfer instructions to the transfer agent for Parent Common Shares, consistent with the term of the Affiliate Agreement, regardless of whether such affiliate has executed the Affiliate Agreement.

SECTION 6.09 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

(b) Parent and the Company shall, as soon as practicable after the date of this Agreement, file notifications under the HSR Act and make any required antitrust filings in foreign jurisdictions and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Section 6.09, Parent shall not be required to agree to (i) the divestiture (including, without limitation, through a licensing arrangement) by Parent, any Parent Subsidiary, the Company or any Company Subsidiary of any of their respective businesses, product lines or assets, or (ii) the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(c) Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market, each of Parent and the Company shall use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 6.11 Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares referred to in Section 2.01.

SECTION 6.12 Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

SECTION 6.13 Employee Benefits.

(a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs (other than the sabbatical program) maintained by Parent for its and its affiliates’ employees. The employees of the Company shall be eligible to participate in the employee benefit plans of Parent on terms and conditions no less favorable than those offered to similarly situated employees of Parent. Parent will cause such employee benefit plans to take into account, for purposes of eligibility and vesting, and, with respect to severance and vacation benefits, benefit accrual thereunder, services by employees of the Company and the Company Subsidiaries as if such services were with Parent to the same extent that such service was credited under a comparable plan of the Company. Any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under the employee benefit plans of Parent shall be waived, and employees of the Company and the Company Subsidiaries shall receive credit under the employee benefit plans of Parent for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the applicable plan year of the Company Benefit Plan in accordance with the corresponding employee benefit plans of Parent. Parent shall, and shall cause the Surviving Corporation to, honor all compensation and employee benefit plan obligations under the Company Benefit Plans and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company, except to the extent that the Company Benefit Plans provide that they are terminable by the Company; provided that, with respect to severance benefits, employees of the Company shall, until March 31, 2005, remain eligible for severance benefits for non-performance-related terminations that are no less favorable than the severance benefits to which such employees were entitled under the Company’s severance policy; provided, further, Parent shall, and shall cause the Surviving Corporation to, pay, on June 30, 2004 (or if the Effective Time shall not have occurred by such date, Parent shall permit the Company to pay), to employees of the Company bonuses accrued for the six months ended June 30, 2004 pursuant to the Company’s bonus programs for fiscal year 2004, as in effect on the date of this Agreement (provided that the amount of bonuses paid pursuant to this proviso shall not exceed $3,000,000 in the aggregate).

(b) Parent agrees that, from and after the first enrollment date under the Parent Purchase Plan coinciding with or following the Effective Time, the employees of Company or any Company Subsidiary that become employees of Parent or any Parent Subsidiary may participate in the Parent Purchase Plan, and that service with the Company or any Company Subsidiary shall be treated as service with Parent for determining eligibility of the Company’s employees under the Parent Purchase Plan.

SECTION 6.14 Employment Agreements. Simultaneously with the execution of this Agreement, the employees of the Company identified in Section 6.14 of the Company Disclosure Letter shall enter into employment agreements (the “Employment Agreements”) with Parent.

SECTION 6.15 Reserved.

SECTION 6.16 Rights Plan. Prior to the earlier of the termination of this Agreement pursuant to Section 8.01 hereof or the Effective Time, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the Rights Plan in any manner or take any other action so as to (a) render the Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement and the Voting Agreements, (b) permit any person or group who would otherwise be an Acquiring Person (as defined in the Rights Plan) not to be an Acquiring Person, (c) provide that a Distribution Date or Stock Acquisition Date or Triggering Event (as such terms are defined in the Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Voting Agreements and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights (as defined in the Rights Plan). The Company and its Board of Directors shall take all action to ensure that the Rights Plan is and, through the Effective Time, will be inapplicable to Parent and Merger Sub, this Agreement, the Merger, the Voting Agreements and the transactions contemplated hereby and thereby. Pursuant to the amendment of the Rights Plan contemplated in Section 3.27 hereof, the rights under the Rights Plan shall expire immediately prior to the Effective Time.

SECTION 6.17 Parent Board of Directors. Parent shall take all requisite action to appoint David H. McCormick to the Parent Board of Directors (the “Parent Board”) as a member of Class I and Karl E. Newkirk to the Parent Board as a member of Class II, each as of the Effective Time, provided that if either David H. McCormick or Karl E. Newkirk is unable or unwilling to serve on the Parent Board at the Effective Time, Parent shall instead take all requisite action to appoint such other person or persons as the Company may designate and who is reasonably acceptable to the Board of Directors of Parent consistent with its fiduciary duties.

SECTION 6.18 Parent Officers. Parent shall take all requisite action to appoint David H. McCormick as President of Parent as of the Effective Time.

SECTION 6.19 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Shares upon conversion of the Company Common Stock, and of options for Parent Common Shares upon conversion of the Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of the Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Shares in connection with the Merger, and the number and description of the Company Stock Options held by each such Company Insider and expected to be converted into options for Parent Common Shares in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

SECTION 6.20 Plan of Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code or that would reasonably be expected to prevent the Alternative Double Merger from qualifying for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both).

(b) As of the date of this Agreement, the Company does not know of any reason why it would not be able to deliver to Gunderson Dettmer or Morgan, Lewis & Bockius LLP (“Morgan Lewis”), at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions.

(c) As of the date of this Agreement, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Gunderson Dettmer or Morgan Lewis, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions.

SECTION 6.21 Alternative Double Merger. The parties agree that each will make a good faith attempt to obtain the tax opinions referred to in Section 6.20. If for any reason the tax opinion conditions in Sections 7.02(d) and 7.03(c) are not satisfied on or prior to the Closing, the parties shall, subject to the receipt of tax opinions as described below, implement an Alternative Double Merger Transaction (as defined below) on the terms and conditions contained in this Agreement (preserving the economic and financial terms of this Agreement) with such modifications to such terms and conditions as are required to implement such structure. An “Alternative Double Merger Transaction” means a transaction whereby the following shall occur: (i) Parent will cause Merger Sub (or another entity formed by Parent solely to effect the Alternative Double Merger Transaction) (“Holding Company”) to form two wholly-owned subsidiaries under the DGCL (“Parent Merger Subsidiary” and “Company Merger Subsidiary”, respectively); (ii) Parent and the Company will cause Parent Merger Subsidiary and Company Merger Subsidiary and, if applicable, Holding Company, to become parties to this Agreement and to execute and deliver all documents required by the DGCL to authorize and adopt this Agreement; (iii) in lieu of shares of Parent Common Shares, an equal number of shares of common stock of Holding Company, together with associated rights similar in all material respects to the rights of the Parent Common Shares (“Holding Company Common Stock”) shall be issued as the stock portion of the Per Share Merger Consideration, and appropriate conforming changes shall be made to this Agreement; (iv) Parent Merger Subsidiary shall be merged with and into Parent in accordance with the DGCL, whereupon the separate existence of Parent Merger Subsidiary shall cease, stockholders of Parent shall receive one share of Holding Company Common Stock in exchange for each share of Parent Common Shares and Parent shall be the surviving corporation and a wholly owned subsidiary of Holding Company; and (v) Company Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Company Merger Subsidiary shall cease, and the Company shall be the surviving corporation and a wholly owned subsidiary of Holding Company. Each of the foregoing elements of an Alternative Double Merger Transaction may be undertaken at such times as mutually agreed by the Company and Parent with the advice of counsel. It is intended that (i) the receipt of Holding Company Common Stock by the holders of Parent Common Shares in exchange for their shares of Parent Common Shares will be treated as having occurred pursuant to either a reorganization as defined in Section 368(a) of the Code and/or a transaction governed by Section 351(a) of the Code, and Parent will use its commercially reasonable efforts to obtain the opinion of its counsel to that effect, and (ii) the receipt of Holding Company Common Stock and cash by the holders of the Company Common Stock in exchange for their shares of Company Common Stock will be treated as having occurred pursuant to a transaction governed by Section 351(a) and, if applicable, Section 351(b) of the Code, and the Company will use its commercially reasonable efforts to obtain the opinion of its counsel to that effect. In the event that counsel for the Company is unable to render the opinion referred to above, the opinion condition of this Section 6.21 shall be deemed satisfied if counsel for Parent renders such opinion to the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of each party of the following conditions:

(a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Parent Share Issuance Stockholder Approval. The Parent Share Issuance Stockholder Approval shall have been obtained.

(d) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent (an “Order”), that is then in effect and has, or would reasonably be expected to have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law (or any approval thereunder) shall have expired or been terminated.

(f) Listing of Additional Shares. The filing with The Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares issuable (i) upon conversion of the Company Common Stock in the Merger, and (ii) upon exercise of the options under the Company Stock Option Plans assumed by Parent and (iii) upon exercise of the Warrants assumed by Parent shall have been made.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Effective Time, as though made at and as of the Effective Time, except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Section 3.03, such representations and warranties shall be true and correct in all material respects, and (B) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date (subject to the qualifications set forth in clause (A)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company with respect to the foregoing.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Tax Opinion. Parent shall have received the opinion of Gunderson Dettmer, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, or in the event that the parties hereto undertake an Alternative Double Merger Transaction pursuant to Section 6.21, that the Alternative Double Merger Transaction qualifies for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both), which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer of representation letters from each of Parent and the Company as contemplated in Section 6.20 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied if Morgan Lewis, counsel to the Company, renders such opinion in a form reasonably satisfactory to Parent.

(d) Employment Agreements. The Employment Agreements between Parent and each of David H. McCormick, Joseph Juliano and Kent Parker shall be in full force and effect as of the Effective Time (other than any such Employment Agreement that has been breached in any material respect by Parent).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Rights Plan. All actions necessary to cause all outstanding Rights (as defined in the Rights Plan) under the Rights Plan to expire immediately prior to the Effective Time and to render such Rights inapplicable to Parent, Merger Sub, this Agreement, the Merger, the Voting Agreements and the other transactions contemplated by this Agreement and the Voting Agreements shall have been taken.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Effective Time, as though made at and as of the Effective Time, except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Parent Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Sections 4.03, such representations and warranties shall be true and correct in all material respects, and (B) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date (subject to the qualifications set forth in clause (A)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent with respect to the foregoing.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Tax Opinion. The Company shall have received the opinion of Morgan Lewis, counsel to the Company, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, or in the event that the parties hereto undertake an Alternative Double Merger Transaction pursuant to Section 6.21, that the Alternative Double Merger Transaction qualifies for tax-free treatment (either as a reorganization as defined in Section 368(a) of the Code, a transfer to a corporation controlled by the transferor within the meaning of Section 351(a) of the Code, or a combination of both), which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Morgan Lewis of representation letters from each of Parent and Company as contemplated in Section 6.20 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Company’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied if Gunderson Dettmer, counsel to the Parent, renders such opinion in a form reasonably satisfactory to the Company.

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Board of Directors. David H. McCormick (or his substitute, as contemplated by Section 6.17) shall have been appointed to the Parent Board as a member of Class I and Karl E. Newkirk (or his substitute, as contemplated by Section 6.17) shall have been appointed to the Parent Board as a member of Class II, each as of the Effective Time.

(f) Officers. David H. McCormick shall have been appointed as President of Parent as of the Effective Time.

(g) Employment Agreements. The Employment Agreements between Parent and each of David H. McCormick, Joseph Juliano and Kent Parker shall be in full force and effect as of the Effective Time (other than any such Employment Agreement that has been breached by a party thereto other than Parent).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before July 15, 2004; provided however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused the failure of the Merger to occur on or before such date;

(ii) if there shall be any Order which is final and nonappealable (a) preventing the consummation of the Merger, (b) prohibiting Parent’s or the Company’s ownership or operation of any material portion of the business of the Company as a result of the Merger or (c) compelling Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof; or

(iv) if the Parent Share Issuance Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting or any adjournment or postponement thereof.

(c) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Competing Transaction within ten business days following receipt by the Company of the written proposal for such Competing Transaction, (iv) the Company shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the Company’s Board of Directors in favor of the approval of the Merger or this Agreement, (v) the Company shall have breached (other than inadvertent immaterial breaches) its obligations under Section 6.05 or (vii) a tender offer or exchange offer for 5% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within ten business days against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied (“Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company within 60 days of the occurrence of such Terminating Company Breach through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(d) until the expiration of such 60-day period;

(e) by the Company in accordance with Section 6.05 (but only after payment by the Company to Parent of the Termination Fee as set forth in Section 8.05(b)); or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub within 60 days of the occurrence of such Terminating Parent Breach through the exercise of their respective reasonable best efforts and for as long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.01(f) until the expiration of such 60-day period.

SECTION 8.02 Effect of Termination. Except as provided in Sections 8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto to the fullest extent permitted by law by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would require the approval of the stockholders of Parent or the Company under applicable law without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05 Expenses.

(a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b) The Company agrees that the Company shall pay to Parent an amount equal to the sum of $17,000,000 (the ”Termination Fee”):

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c);

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(e); or

(iii) if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(iii) hereof and at or prior to such termination there shall have been publicly proposed a Competing Transaction, and within 12 months of the date of the termination of this Agreement pursuant to Section 8.01(b)(iii) such Competing Transaction shall have been consummated.

(c) Parent agrees that Parent shall pay to the Company an amount equal to the Termination Fee if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(iv) and at or prior to such termination there shall have been publicly proposed (other than the Merger and the other transactions contemplated by this Agreement) (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Parent, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Parent and the Parent Subsidiaries, taken as a whole or (iii) a tender offer or exchange offer for, or an offer to purchase directly from Parent, 15% or more of the outstanding voting securities of Parent (any one of (i), (ii) or (iii) a “Parent Competing Transaction”) and within 12 months of the date of the termination of this Agreement pursuant to Section 8.01(b)(iv) such Parent Competing Transaction shall have been consummated.

(d) Any payment required to be made pursuant to Section 8.05(b) or (c) shall be made to Parent or the Company, as the case may be, not later than two business days after delivery to the Company or Parent, as the case may be, of notice of demand for payment and an itemization setting forth in reasonable detail all

Expenses of Parent or the Company, as the case may be (which itemization may be supplemented and updated from time to time by Parent or the Company, as the case may be, until the 60th day after Parent or the Company, as the case may be, delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as the case may be. Payment of the fees described in Section 8.05(b) or (c), as the case may be, shall be the sole and exclusive remedy of Parent or the Company, as the case may be, except in the event of willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement.

(e) In the event that the Company or Parent, as the case may be, shall fail to pay the Termination Fee or the Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent or the Company, as the case may be (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.05, together with interest on such Termination Fee and unpaid Expenses, commencing on the date that such Termination Fee and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Sections 6.04(b), 6.06, 6.10, 6.13 and 6.20(a) and this Article IX shall survive the Effective Time and those set forth in Sections 6.04(b), 8.02 and 8.05 and this Article IX shall survive termination of this Agreement.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Facsimile No.: (650) 390-5656

Attention: Jim Frankola

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, CA 94025

Facsimile No.: (650) 321-2800

Attention:    Christopher D. Dillon

                    Brooks Stough

if to the Company:

FreeMarkets, Inc.

210 6th Avenue

1 Oliver Plaza, 22nd Floor

Pittsburgh, PA 15222

Facsimile No.: (412) 297-8700

Attention:    Elaine Keim

with a copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre

32nd Floor

Pittsburgh, PA 15219

Facsimile No.: (412) 560-7001

Attention:    Marlee S. Myers

                    Kimberly A. Taylor

SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of San Francisco;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of such matter of (A) with respect to the Company, the executive officers of the Company and Elaine Keim, Sean Rollman and Matt Zack and (B) with respect to Parent, the executive officers of Parent, Debi Hershlag and David Middler.

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 6.06.

SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.07 Governing Law; Forum.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery in the State of Delaware may not exercise jurisdiction, the federal courts of the United States of America located in Delaware) in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 9.08 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), the Company Voting Agreements, the Parent Voting Agreements, the Employment Agreements, the Affiliate Agreements and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARIBA, INC.

By:

Name:

Title:

FLEET MERGER CORPORATION

By:

Name:

Title:

FREEMARKETS, INC.

By:

Name:

Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

EXHIBIT A

FORM OF COMPANY VOTING AGREEMENT

EXHIBIT B

FORM OF PARENT VOTING AGREEMENT

EXHIBIT C

FORM OF AFFILIATE AGREEMENT